Exhibit 10.6

[Redacted Copy]

“***” indicates portions of the agreement that have been omitted pursuant to a confidential treatment request and have been filed with the Securities and Exchange Commission separately.

DEFINITIVE AGREEMENT

THIS DEFINITIVE AGREEMENT (this “Agreement”) is entered into effective as of June 27, 2012 (the “Effective Date”), by and between Samsung Mobile Display Co., Ltd. (“SMD”), an entity incorporated under the laws of the Republic of Korea and having a place of business at San 24, Nongseo-Dong Giheung-Gu, Yongin City, Gyunggi Do, Korea, and Novaled AG (“Novaled”), an entity incorporated under the laws of Germany and having a place of business at Tatzberg 47, D-01307 Dresden, Germany (SMD and Novaled being referred to herein each individually as a “Party” and together collectively as the “Parties”).

RECITALS

WHEREAS, Novaled has certain patent rights concerning Organic Light Emitting Devices and Dopant Material;

WHEREAS, SMD and Novaled have previously entered into, on May 12, 2012 (“MOU Effective Date”), a Memorandum of Understanding (“MOU”) that sets forth the basic terms and conditions for the license and release under Novaled’s patent rights and for SMD’s commitment with respect to the purchase of Dopant Material from Novaled;

WHEREAS, SMD and Novaled, as set forth in Article 4 of the MOU, mutually desire to execute a definitive license agreement that sets forth the terms of their agreement in final form, which definitive license agreement will supersede and replace in its entirety the MOU and have effect as of the MOU Effective Date;

NOW, THEREFORE, in consideration of the premises herein, and intending to be legally bound, SMD and Novaled agree as follows:

AGREEMENT

Article 1  Definitions

In addition to other terms defined elsewhere herein, the following terms shall have their corresponding meanings when used in this Agreement.

1.1  “Affiliate” means a corporation, partnership, trust or other entity that directly or indirectly (through one or more intermediates) Controls, is Controlled by or is under common Control with the party in question, but only for so long as such Control exists. An entity shall be deemed to be an Affiliate only so long as the applicable requisite conditions of being an Affiliate are met. For the avoidance of doubt, any event causing an entity that was once an Affiliate to no longer meet the requisite conditions of being an Affiliate, as set forth in this Section 1.1, shall render such entity to be no longer an Affiliate.

1.2  “AMOLED Display Module” means a display module, which includes an OLED and components for operating the OLED, and which includes a matrix of switchable pixels for rendering a visual image, such display module being intended to be and capable of being used in display applications.

1.3  “Control” of an entity (including the terms “controlling,” “controlled by” and “under common control with”) for the purposes of this Agreement means:  (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise; and (ii) the ownership by the controlling party in question of more than fifty percent (50%) of the voting or other similar interests in such entity.

1.4  “Dopant Material” means a chemical molecular compound or composition, or substance (1) that is intended to be used as a dopant material (p-type or n-type) for implementing the P-I-N Structure in an OLED device; and (2) that, (i) in the case of an n-type dopant material, the HOMO (i.e., the energy level at the highest occupied molecular orbital) level is greater than -3.3 eV; and (ii) in the case of the a p-type dopant material, the LUMO  (i.e., the energy level at the lowest unoccupied molecular orbital) is less than -4.5 eV.  For clarification, (i) the p-type and n-type dopant materials available from Novaled as of the MOU Effective Date are the p-type dopant material NDP-9 and the n-type dopant material NDN-26, and (ii) any and all alkali and earth alkali metal salts, including without limitation the NDN-77 and NDN-87 materials currently offered by Novaled, are not considered to be n-type dopant materials.

1.5  “Have Manufactured” means the right of SMD or its Affiliates to subcontract to a third party manufacturer the manufacture of a specialized and limited portion of the manufacturing of a Licensed Product (such as the printing of a circuit board) solely in support of SMD’s manufacturing of the Licensed Product, where SMD or its Affiliates is or are manufacturing the Licensed Product substantially as a whole, and for the sole account of and for use or resale by SMD or its Affiliates to third parties not affiliated with the manufacturer.

1.6  “Independent Improvement” means any and all further developments or enhancements of the P-I-N Structure that are developed by Novaled (other than in technical collaboration with SMD) and licensable by Novaled within the scope of this Agreement without payment of any royalty or other fee to, or breach of any agreement with, any third party.

1.7  “Licensed Patents” means all patents and patent applications worldwide that are (1) owned or controlled by Novaled as of the MOU Effective Date and for which Novaled has sufficient rights to grant the license granted to SMD under Article 2 of the Agreement; or (2) acquired by or otherwise come under the control of Novaled after the MOU Effective Date and (i) result from any technical collaboration between Novaled and SMD or (ii) claim an Independent Improvement. The Licensed Patents shall include, but are not limited to, those identified in Exhibit A of this Agreement.

1.8  “Licensed Product” means an AMOLED Display Module that is sold by SMD or its Affiliates as its or their own product, whether such AMOLED Display Module stands alone or is incorporated into a larger product as a component thereof.  For the avoidance of doubt, Licensed Products do not include any Dopant Material, except as incorporated or integrated into an AMOLED Display Module.

1.9  “Novaled Dopant Material” means Dopant Material sold by Novaled, and includes, but is not limited to, NDP-9 and NDN-26.

1.10  “OLED” or “Organic Light Emitting Device” means a device consisting of two electrodes, at least one of which is transparent, together with one or more chemical substances deposited between these two electrodes, at least one of which forms one or more layer(s) of organic material that emits light when voltage is applied across the electrodes.

1.11  “P-I-N Structure” means an OLED device structure that (i) is designed to increase charge carrier injection and/or conductivity efficiency through the process of organic conductivity doping in an OLED and (ii) the manufacture, use, sale, offer for sale or import of a device or product employing which is covered by or would infringe upon a valid and unexpired claim of any Licensed Patent.

Article 2  Grant of License and Release

2.1  Grant of License to SMD. Subject to SMD’s full compliance with and in consideration of the covenants contained in Sections 3.1, 3.2 and 4.1 hereof, Novaled hereby grants to SMD and its Affiliates, effective as of the MOU Effective Date, a fully paid-up (except to the extent as set forth in Sections 3.1, 3.2, 4.1 and 7.2), worldwide, perpetual (except to the extent as set forth in Sections 3.1, 3.2, 4.1 and 7.2), irrevocable (except to the extent as set forth in Sections 3.1, 3.2, 4.1 and 7.2), non-exclusive, non-transferable (except in connection with a permitted assignment of this Agreement as a whole under Section 8.3 hereof) and non-sublicensable license under the Licensed Patents to manufacture, Have Manufactured, sell, offer for sale, use, lease, import, export and/or otherwise dispose of Licensed Products for the lives of the Licensed Patents; provided however, that the license granted to an Affiliate hereunder shall immediately terminate as to that Affiliate if such Affiliate ceases to be an Affiliate as defined under Section 1.1 hereof. For the avoidance of doubt, and as a further clarification, the Parties agree that the license granted to SMD and its Affiliates hereunder does not include the right for SMD or its Affiliates to manufacture or have manufactured any Dopant Material; nor does the license granted hereunder to SMD and its Affiliates include the right to sell, offer for sale, lease, or export any Dopant Material to, or import any Dopant Material from, a person or entity, except as integrated or incorporated into a Licensed Product. For further clarity, the foregoing shall not limit the right of SMD or its Affiliates to import or export Dopant Material supplied by Novaled to or from any country for the exclusive use by SMD or its Affiliates in the production of Licensed Products.

2.2  Release. Subject to SMD’s full compliance with and in consideration of the covenants contained in Sections 3.1, 3.2 and 4.1 hereof, Novaled, on behalf of itself, and each of its respective predecessors, successors, and assigns, does hereby for their and their respective legal successors, heirs and assigns, release, acquit and discharge SMD and its Affiliates and their respective officers, directors, employees, agents, successors, assigns, representatives and attorneys, and their direct and indirect customers, distributors, dealers, and resellers, from any and all claims or liabilities of any kind and nature, at law, in equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, to the extent that such claims (i) arise from infringement before the MOU Effective Date of any Licensed Patents by Licensed Products (whether direct, contributory or by inducement, and whether or not willful) based on any acts of SMD or its Affiliates prior to the MOU Effective Date, or (ii) arise from infringement of any Licensed Patents (whether direct, contributory or by inducement, and whether or not willful) based on Licensed Products manufactured or sold by SMD or its Affiliates prior to the MOU Effective Date; provided however, that this release shall apply only to the extent that such acts or sales would, if they had occurred after the MOU Effective Date, be licensed under Section 2.1 hereof; and provided further that this release shall apply only to the parties enumerated under this Section 2.2 and to no other third parties not included therein.

Article 3  Exclusivity in Purchasing, Minimum Purchase and Capacity Reservation

3.1  Exclusivity in Purchasing. As good and valuable partial consideration for the license and release granted under Article 2 hereof, SMD shall, during the period between and including the MOU Effective Date and December 31, 2016 (“Exclusivity Period”), purchase and cause its Affiliates to purchase from Novaled all of SMD’s and its Affiliates’ respective needs of Dopant Material (p-type only, n-type only, or both types, whatever the case may be) for the manufacture of Licensed Product.  Novaled agrees that it shall during the Exclusivity Period use commercially reasonable efforts to improve the Dopant Material that it supplies to SMD; provided however, that neither the foregoing nor anything else in this Agreement shall be construed as a covenant, guarantee or warranty by Novaled that it will be successful in achieving any improvement in any Dopant Material that it supplies; and provided further, that Novaled shall be deemed to have satisfied its obligations under this Section 3.1 to use commercially reasonable efforts to improve the Dopant Material that it supplies to SMD if Novaled applies the same level of research and development efforts to Dopant Material in *** as it has applied in the *** period preceding the MOU Effective Date.  In the event of an alleged breach of Novaled’s obligation to use commercially reasonable efforts to improve the Dopant Material that it supplies to SMD, SMD shall not be relieved of its obligations under this Agreement and shall not terminate this Agreement due to such alleged breach until such alleged breach has been established by a final and definitive adjudication by a competent court of law, upon which adjudication SMD will be entitled at its sole discretion to terminate this Agreement; in the case of such termination, the license and release granted to SMD and its Affiliates under Article 2 hereof will continue in full force and effect.

3.2  Minimum Purchase. As good and valuable partial consideration for the license and release granted under Article 2 hereof, and in connection with SMD’s exclusive purchase obligation under Section 3.1 hereof, SMD shall purchase at a minimum the following aggregate total amount of Dopant Material (without regard to whether p-type only, n-type only, or both types is purchased, and in whichever case the aggregate total of all of the type(s) purchased) from Novaled, at the pricing set forth in Section 3.5 below, for each of the calendar years as set forth in the table below:

Calendar Year	Minimum Purchase Amount	Compensation Price Cap
2012	***	***
2013	***	***
2014	***	***
2015	***	***
2016	***	***

Notwithstanding the foregoing, for each of the calendar years set forth in the table above, SMD’s minimum purchase obligation hereunder shall be deemed fulfilled and SMD shall be relieved therefrom if Novaled is unable, for any reason other than the fault of SMD or its Affiliates, to supply Dopant Material to SMD in sufficient quantity (i.e., the respective Minimum Purchase Amount per year as set forth in the table above) and quality so as to allow SMD to fulfill its minimum purchase obligation hereunder.

In the event that, in any of the calendar years set forth in the table above, SMD fails to purchase at least *** of the corresponding Minimum Purchase Amount for such calendar year as set forth in the table above and SMD’s failure to fulfill its minimum purchase obligation is not excused under the immediately preceding paragraph, SMD shall compensate Novaled for such failure by making a cash payment (“Minimum Cash Payment”) to Novaled in the amount calculated as follows:

***

The Minimum Cash Payment for a calendar year shall be invoiced and paid in accordance with the invoicing and payment methods described in Article 4 hereof.

3.3  Capacity Reservation.  Novaled shall exercise commercially reasonable best efforts to acquire production capacity sufficient to provide SMD with Dopant Material in the Minimum Purchase Amounts set forth in table in Section 3.2 hereof or in amounts consistent with the updated forecasts provided by SMD in Section 3.5 hereof. SMD shall exercise commercially reasonable best efforts to provide forecasts with sufficient accuracy and update frequency so as to allow Novaled to acquire such production capacity.

***

3.5  Material Pricing. Novaled agrees to supply Novaled Dopant Material at prices per gram no higher than the price caps set forth in the table below based on the actual amount of Novaled Dopant Material ordered per quarter by SMD:

***

The above pricing structure shall be applied retroactively to all purchase orders placed by SMD after April 1, 2012.  The price caps set forth in the table above shall initially be separately applied to orders for p-type and n-type Dopant Material based on the total amount of p-type and n-type Dopant Material, respectively, actually ordered by SMD in the quarter; provided however, from and including the first quarter in which SMD’s aggregate quarterly purchase volume of

n-type Dopant Material from Novaled exceeds *** and thereafter, the price caps shall be applied to all orders for Novaled Dopant Material based on the total aggregate amount of Novaled Dopant Material (regardless of the type or types) purchased by SMD.

The price caps and volume discounts set forth above shall apply only to SMD’s purchase of Dopant Material for purposes of the commercial manufacture of Licensed Products for sale to third parties, and shall not apply to any purchases by SMD of Dopant Material for research and development activities.  The Parties shall, at the time of sale, negotiate in good faith the appropriate purchase price for any Dopant Material that SMD intends to purchase for research and development activities.

The price caps and volume discounts set forth above (“Price Schedule”) shall apply until the end of the Exclusivity Period, after which the Parties acknowledge and agree that the Price Schedule shall terminate and the price of Novaled Dopant Material shall be determined based on Novaled’s then-current pricing; provided however, that with respect to Novaled Dopant Material which is used by SMD or its Affiliates at the end of the Exclusivity Period in the commercial mass production of Licensed Product (“Commercial Dopant Material”), a new price schedule (“New Price Schedule”) shall be negotiated between the Parties in good faith beginning no later than *** prior to the end of the Exclusivity Period.  The Parties acknowledge and agree that the New Price Schedule shall apply solely to sales of Commercial Dopant Material during the shorter of (a) *** period following the end of the Exclusivity Period and (b) the longest remaining product lifetime of any Licensed Product in commercial mass production by SMD at the end of the Exclusivity Period using Commercial Dopant Material.  The Parties agree to negotiate the New Price Schedule in good faith and taking into account their then-existing commercial practices and prevailing market conditions.

In case the Parties fail to agree on the New Price Schedule prior to the date *** before the expiration of the Exclusivity Period, the Parties agree that the determination of the Price Schedule shall be finally settled by arbitration as provided in section 8.5 of this Agreement (“Arbitration”).  The Parties acknowledge and agree that the results of the Arbitration, including the determination of the New Price Schedule, shall be final and binding on the Parties and that in no case shall the results of the Arbitration, including the determination of the New Price Schedule, be grounds for termination under the Agreement.

SMD agrees that it (1) shall, as early as practicable but no later than *** of the preceding calendar year, provide Novaled with a yearly forecast of the amount of Dopant Material to be purchased by SMD in the calendar year; (2) shall exercise commercially reasonable best efforts to minimize fluctuations in its purchased amounts of Dopant Material from quarter to quarter; and (3) shall not in any event (i) attempt to purchase all of its *** requirements of Dopant Material in a single quarter; or (ii) attempt to create any quarter in which no Dopant Material is purchased.

***

***

Article 4  License Fee Payment

4.1 License Fee.  As a partial consideration for the license and the release granted herein, SMD shall make a one-time, non-refundable payment to Novaled in the amount of ten million US dollars ($10,000,000) within sixty (60) days of the MOU Effective Date.

Novaled shall invoice, electronically or otherwise, SMD for the payment under this Section 4.1 at least fifteen (15) days in advance of the due date for the payment, with failure to so provide the invoice automatically extending the payment due date by one business day for each day of lateness.

4.2  Payment.  All amounts due to Novaled hereunder shall be paid in U.S. Dollars by wire transfer to a bank designated by Novaled in writing, or by such other means as the Parties may agree in writing.  Novaled’s current wire instructions are as follows:

***

4.3  Payment Authorization and Withholding Taxes.  SMD shall secure all authorizations required for payment of all amounts due to Novaled hereunder. In the event that the Korean government requires that income or other taxes on any payment by SMD under this Agreement be withheld, SMD shall withhold and remit such taxes, but only in the applicable amount provided for in the applicable tax treaty between Germany and the Republic of Korea, directly to the Korean tax authority on behalf of Novaled, which withholding and remittance is hereby authorized by Novaled. The Parties shall cooperate with each other to minimize any applicable withholding taxes. Promptly upon making such tax payment, SMD shall obtain and forward to Novaled the official tax receipt(s) issued by the Korean government, which receipt may be used by Novaled to apply for applicable tax credits.

Article 5  Confidentiality and Press Release

5.1  Confidentiality of this Agreement.  The terms of this Agreement shall be deemed confidential information of each Party and shall be treated as such by both Parties. Neither Party, without prior written consent of the other Party, shall publish, disclose or otherwise disseminate this Agreement or any portion thereof, except to employees and agents who have a “need to know” it to accomplish the purposes of this Agreement, and then only if such persons previously have agreed in writing to keep confidence the information disclosed to such persons in accordance with this provision. Notwithstanding the foregoing, either Party may disclose such of the terms of this Agreement (1) as are reasonably required for such Party to comply with applicable securities laws and regulations; or (2) to the extent required by applicable law, or by the order of any court or government agency; provided however, that such disclosing Party shall afford the other Party prompt notice of such law or order, so that the other Party may interpose an objection to such disclosure or take whatever other actions the other Party deems appropriate to protect its interests, and provided further that such disclosing Party shall use all reasonable efforts to (a) limit such disclosure to only the information that is required to be disclosed, and (b) ensure that the person or entity to whom such information is disclosed agrees to keep it confidential.

5.2  Press Releases and Other Public Disclosure.  Novaled may make a public announcement of the execution of this Agreement and the general nature of this Agreement subject to a written consent by SMD, which consent shall not be unreasonably withheld.  SMD may provide a quotational statement by a relevant SMD executive for inclusion in such public announcement.

Article 6  Representations and Warranties; Disclaimers and Limitations of Liability

6.1  Warranties by Both Parties.  Each Party represents and warrants to the other that such Party has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and that such performance will not violate any other agreement or understanding by which such Party is bound.

6.2  Further Warranty by Novaled.  Novaled additionally represents and warrants to SMD that Novaled owns or has sufficient rights in the Licensed Patents as of the MOU Effective Date to grant the licenses to SMD.

6.3  Disclaimer of Additional Warranties.  ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, VALIDITY, QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY EACH PARTY.  In particular, Novaled makes no representations or warranties that SMD will be able to use Licensed Patents to manufacture, have manufactured, sell, offer for sale, use, lease, import, export or otherwise dispose of Licensed Products without obtaining additional license rights from third parties.

6.4  No Challenge of Patent Rights.  SMD agrees that it shall not voluntarily and purposefully commence or participate in patent opposition, revocation, declaratory judgment, reexamination, post-grant review or other proceedings seeking to invalidate or render unenforceable any of the Licensed Patents.

6.5  Limitation on Certain Damages.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING UNDER OR IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT.  The foregoing limitation shall not limit either Party’s liability to the other Party for: (a) any claims of bodily injury or damage to tangible property resulting from such Party’s gross negligence or willful misconduct, (b) any infringement of the other Party’s patents or unauthorized use of the other Party’s proprietary materials or information, or (c) any breach of the provisions of Section 5.1 of this Agreement.

6.6  No Additional Obligations.  Nothing contained in this Agreement shall be construed as:

(a)  a warranty or representation by any Party or its Affiliate as to the validity, enforceability or scope of any class or type of patent right; or

(b)  a warranty or representation by any Party or its Affiliate that any manufacture, sale, lease, use or other disposition of Licensed Products under this Agreement will be free from infringement of any patent rights or other intellectual property rights of any Party, any Affiliate or any third party, except as specifically provided for in Section 3.6 hereof; or

(c)  an agreement by or obligation of either Party or its Affiliate to bring or prosecute actions or suits against any third party for infringement or conferring any right to bring or prosecute actions or suits against any third party for infringement; or

(d)  an agreement by or obligation of any Party or its Affiliate to defend any action or suit brought by a third party that challenges the validity of any of its patent rights; or

(e)  conferring any right to any third party to use in advertising, publicity, or otherwise, any trademark, trade name or names, or any contraction, abbreviation or simulation thereof, of any Party or its Affiliate; or

(f)  conferring by implication, estoppel or otherwise, to any third party, any license or other right under any patent rights, copyright, maskwork, trade secret, trademark or other intellectual property right, except the licenses and rights expressly granted under this Agreement; or

(g)  a requirement that either any Party or its Affiliate file or maintain any patent rights; or

(h)  an obligation of any Party or its Affiliate to furnish any technical or other information or know how; or

(i)  an obligation of any Party or its Affiliate to file any patent application, or to secure any patent or patent rights, or to maintain any patent in force.

6.7  Essential Part of the Bargain.  The Parties acknowledge that the disclaimers,  limitations of obligations and liabilities and other provisions set forth in this Article 6 reflect a deliberate and bargained for allocation of risks between them and are intended to be independent of any exclusive remedies available under this Agreement, including any failure of such a remedy to achieve its essential purpose.

Article 7  Term and Termination

7.1  Term.  Unless terminated earlier, the term of this Agreement (the “Term”) shall commence on the MOU Effective Date and shall continue until the expiration of the last to expire of the Licensed Patents.

7.2  Termination with Loss of License.

(a)  If SMD fails to fulfill any of its obligations under Sections 3.1, 3.2 or 4.1 hereof, Novaled may, at its sole discretion and without notice to SMD, immediately terminate this Agreement and the license and release granted to SMD under Article 2 hereof; provided however, that SMD’s obligations under Sections 3.1, 3.2 and 4.1 hereof shall continue in effect.  For the avoidance of doubt, in the case of such termination, all license granted under Section 2.1 hereof shall terminate and have no further force or effect as of the date of such termination.

(b)  If SMD elects to terminate this agreement as provided under Section 3.6 hereof, this Agreement and the license and release granted to SMD under Article 2 hereof shall immediately terminate.

7.3  Termination without Loss of License.  Except as otherwise described in Section 7.2 hereof, either Party may terminate this Agreement on written notice to the other Party if the other Party materially breaches any of its material obligations under this Agreement and fails to cure such breach within thirty (30) days following written notice thereof by the terminating Party.  Notwithstanding the foregoing, in the case of such termination, the license and release granted to SMD under Article 2 hereof will continue.

7.4  Termination - Insolvency.  Either Party may terminate this Agreement on written notice to the other Party if the other Party (i) permanently ceases conducting business in the normal course, or (ii) initiates or becomes the subject of any bankruptcy or insolvency proceedings which, if initiated involuntarily, are not dismissed within sixty (60) days thereafter, unless such Party has also requested the opening of debtor-in-possession proceedings (Eigenverwaltung); provided however in the event of termination under this Section 7.4, SMD’s obligations hereunder in consideration for the grant of license and releases by Novaled to SMD under Article 2 hereunder shall be deemed to have been fully performed (vollständig erfüllt) and such grant of license and releases shall therefore not be deemed executory.

7.5  Survival.  The following provisions of this Agreement shall survive the expiration or earlier termination of this Agreement: (a) Section 5.1 and Article 7; (b) any payment obligations which have accrued under the Agreement prior to the date of such expiration or termination and (c) any other provisions necessary or appropriate to effectuate the intention of the Parties or to interpret the respective rights and obligations of the Parties hereunder.

Article 8  Miscellaneous

8.1  Independent Contractors.  This Agreement is not intended by the Parties to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business organization of any kind.  Each Party hereto shall act as an independent contractor and neither shall act as an agent of the other for any purpose.  Neither Party has the authority to assume or create any obligation, express or implied, on behalf of the other.

8.2  Force Majeure.  Neither Party shall be in breach of this Agreement for any failure of performance (other than a failure to pay amounts due and owing hereunder) caused by an event beyond its reasonable control and not due to its or its Affiliates’ fault or negligence.  In the event that such a force majeure event occurs, the Party unable to perform shall promptly notify in writing the other Party of such non-performance and its expected duration.  In addition, such Party shall in good faith maintain such partial performance of this Agreement as is reasonably practicable, shall use all reasonable efforts to overcome the cause of nonperformance by immediately taking reasonable steps to limit or minimize the consequences of such force majeure and shall resume full performance as soon as is reasonably practicable.  The end of the force majeure shall also be reported in writing.

8.3  Non-Assignment.  This Agreement and the rights and obligations of the Parties hereunder shall not be assigned or transferred by either Party by operation of law or otherwise without the prior written consent of the other Party. Notwithstanding the foregoing, the Parties agree that the rights and obligations of a Party hereunder shall inure for the benefit of, extend to and bind the successor in interest in the event of the transfer to such successor of all or substantially all of such Party’s business or assets to which this Agreement relates, whether by merger, acquisition or otherwise, and that such Party shall (1) require such successor in interest to be bound by the terms of this Agreement; and (2) provide a written notice to the other Party to this Agreement at least thirty (30) days prior to such transfer of business or assets; provided however, that with respect to SMD, such transfers shall only include transfers by SMD of all or substantially all of its business or assets to which this Agreement relates to an Affiliate of SMD.  For the avoidance of doubt, and notwithstanding the foregoing or anything to contrary elsewhere in this Agreement, SMD shall have the right to assign this Agreement in its entirety, at its sole discretion without the need to obtain Novaled’s consent, to the successor entity resulting from the currently contemplated merger on or about July 1, 2012 with Samsung Display Co., Ltd, on the condition that SMD shall remain liable for the performance of such obligations hereunder and such successor agrees in a binding writing delivered to Novaled that it assumes all rights and obligations of SMD under this Agreement. Any action in contravention of this Section 8.3 shall be null, void and without effect.

8.4  Taxes and Fees.  All monetary amounts provided in Section 3.5 of this Agreement have been set forth exclusive of value added taxes (“VAT”) and any other taxes, duties, currency exchange fees or other fees which may apply to such payments.

8.5  Choice of Law / Arbitration.  This Agreement and the relationship of the Parties hereunder shall be interpreted and governed in accordance with the federal laws of the United States of America and the laws of the State of New York, U.S.A., without regard to any principles respecting conflicts of law. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Any controversy or claim arising out of or relating to this Agreement, or the interpretation or breach thereof shall be settled by arbitration administered by the International Chamber of Commerce (“ICC”) in accordance with its Arbitration Rules and Title 9 of the U.S. Code . The number of arbitrators shall be three, one of whom shall be nominated by each of the Parties and the third of whom shall be nominated by the Party-appointed arbitrators, if possible, within 30 days of the nomination of the second arbitrator and thereafter by the ICC. The place of arbitration shall be New York, New York. The language of the arbitration shall be English, but documents or testimony may be submitted in other languages if a translation is provided. The arbitrator(s) shall not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement, or to award damages or other remedies expressly prohibited or limited by this Agreement, or punitive damages of any nature. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. As the sole exception to the foregoing agreement to arbitrate, indemnification disputes for the defense of third party claims may be made in any court of competent jurisdiction on such showing and subject to such requirements as may apply therein.  The Parties hereby irrevocably waive any claim that such suit, action or proceeding brought in a court has been brought in an inconvenient forum, and agree to submit any non-arbitrable disputes to the exclusive personal jurisdiction of the federal and state courts located in New York City.

8.6  Notices.  All notices and other communications under this Agreement shall be in writing and hand delivered or sent by facsimile or e-mail transmission with confirmation of receipt, commercial overnight courier with written verification of receipt, or certified or registered mail, postage prepaid and return receipt requested; provided however, that all notices concerning any dispute or any alleged breach or termination of this Agreement, in whole or in part, must be sent by overnight courier or certified or registered mail.  Such notices and other communications shall be effective when received if hand delivered, when sent if sent by confirmed facsimile or e-mail transmission, on the next business day of the recipient when sent by overnight courier, or five (5) business days after deposit in the mail when sent by certified or registered mail.  All notices and other communications shall be directed to the Parties at their respective addresses as set forth below, or to such other address(es) as either Party shall provide to the other in a notice given in accordance herewith.

All notices and communications:
If to Novaled:	If to SMD:
Novaled AG	Samsung Mobile Display Co., Ltd.
Tatzberg 47, D-01307	SR-3 Building, 2nd Floor, Legal & IP Team
Dresden, Germany	San 24, Nongse-Dong, Giheung-Gu
Yongin City, Gyunggi-Do, Korea
Attn: ***	Attn: ***
Fax No.: ***	Fax No.: ***
Tel No.: ***	Tel No.: ***
E-mail: ***	E-mail: ***

8.6  No Waivers.  The failure of either Party on one or more occasions to assert any right hereunder, or to insist upon compliance with any term or condition herein, will not constitute a waiver of that right or excuse any subsequent nonperformance of any such term or condition, or of any other term or condition, by the other Party.  No waiver of any term of this Agreement shall be effective unless it is in writing and signed by an authorized representative of the Party to be bound.

8.7  Severability.  In view of the possibility that one or more of the provisions of this Agreement may subsequently be declared invalid or unenforceable in a particular jurisdiction by competent court or administrative tribunal, the Parties hereto agree that invalidity or unenforceability of any of the provisions in a particular jurisdiction shall not in any way affect the validity or enforceability of such provisions in any other jurisdiction, or nor shall it affect the validity or enforceability of any other provisions of this Agreement unless the invalidated or unenforceable provisions comprise an integral part of, or are otherwise clearly inseparable from, such other provisions.

8.8  Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and, except with respect to Basic Agreement, supersedes, cancels and annuls all prior understandings, negotiations and communications between the Parties with respect thereto, including, for the avoidance of doubt, the MOU. Further, the Parties mutually agree that, in the event of a conflict between any of the terms this Agreement with any of the terms of an earlier agreement between the Parties, the terms of this Agreement shall control. No modification of or addition to this Agreement shall be effective unless it is in writing and signed by an authorized representative of each Party.

8.9  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives:

Samsung Mobile Display Co., Ltd.		Novaled AG

By:	/s/ S.I. Cho	By:	/s/ Gildas Sorin

Name:	S.I. Cho	Name:	Gildas Sorin

Title:	President & CEO	Title:	CEO

Date:	June 27, 2012	Date:	June 27, 2012

Exhibit A

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